Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
SEI Institutional International Trust:

We consent to the use of our report dated November 29, 2017, with respect to the financial statements of SEI Institutional International Trust, comprised of the International Equity Fund, Emerging Market Equity Fund, International Fixed Income Fund, and Emerging Markets Debt Fund, as of September 30, 2017, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 26, 2018